LOAN AGREEMENT

                                  between

                         ZIONS FIRST NATIONAL BANK
                                  Lender

                                   and

                           MITY ENTERPRISES, INC.
                       AND ITS DOMESTIC SUBSIDIARIES
                                 Borrower


                      Effective Date: August 21, 2006


                            LOAN AGREEMENT

                          Table of Contents


     1.     Definitions
          1.1     Definitions

     2.     Loan Description
          2.1     Commitment
          2.2     Borrowing Procedures
          2.3     Conditions to Each Loan
          2.4     Fees
          2.5     Capital Adequacy
          2.6     Note
          2.7     Due Date Extension
          2.8     Reduction or Termination of the Commitment
          2.9     Prepayments
          2.10    Automatic Debit of Borrower's Account
          2.11    Interest

     3.     Security for Obligations

     4.     Effectiveness; Conditions to Loan Disbursements
          4.1     Initial Loan
          4.2     All Loans

     5.     Representations and Warranties
          5.1     Organization and Qualification
          5.2     Authorization
          5.3     No Governmental Approval Necessary
          5.4     Accuracy of Financial Statements
          5.5     No Pending or Threatened Litigation
          5.6     Full and Accurate Disclosure
          5.7     Compliance with ERISA
          5.8     Compliance with All Other Applicable Law
          5.9     Operation of Business
          5.10    Payment of Taxes
          5.11    Subsidiaries
          5.12    Investment Company Act
          5.13    Public Utility Holding Company Act
          5.14    Regulation U
          5.15    Inactive Subsidiaries

     6.     Borrower's Covenants
          6.1     Use of Proceeds
          6.2     Continued Compliance with ERISA
          6.3     Continued Compliance with Applicable Law
          6.4     Change of Name
          6.5     Payment of Taxes and Obligations
          6.6     Financial Statements and Reports
          6.7     Financial Covenants
          6.8     Mergers, Consolidations, Sales
          6.9     Insurance
          6.10    Inspection and Appraisal
          6.11    Operation of Business
          6.12    Maintenance of Records and Properties
          6.13    Notice of Default, Litigation
          6.14    Maintenance of Existence, etc.
          6.15    Additional Borrowers

     7.     Default
          7.1     Events of Default
          7.2     No Waiver of Event of Default

     8.     Remedies
          8.1     Remedies upon Event of Default
          8.2     Rights and Remedies Cumulative
          8.3     No Waiver of Rights
          8.4     Offset

     9.     General Provisions
          9.1     Governing Agreement
          9.2     Borrower's Obligations Cumulative
          9.4     Payment of Expenses and Attorney's Fees
          9.5     Right to Perform for Borrower
          9.6     Assignability
          9.7     Third Party Beneficiaries
          9.8     Governing Law
          9.9     Severability
          9.10    Interpretation of Loan Agreement
          9.11 Survival and Binding Effect of Representations, Warranties, and Covenants
          9.12    Indemnification
          9.13    Interest on Expenses and Indemnification, Order of
                  Application
          9.14    Limitation of Consequential Damages
          9.15    Waiver and Release of Claims
          9.16    Revival Clause
          9.17    Arbitration
          9.18 Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts
          9.19    Notices
          9.20    Counterparts
          9.21    Disclosure of Financial and Other Information
          9.22    Integrated Agreement and Subsequent Amendment
          9.23    Representations and Warranties.
          9.24    Waiver and Release.


EXHIBITS

Exhibit "A" - Promissory Note
Exhibit "B" - Pending or Threatened Litigation
Exhibit "C" - Subsidiaries of Borrower
Exhibit "D" - Form of Assumption Agreement


                           LOAN AGREEMENT

     This Loan Agreement is made and entered into by and between Zions First National Bank ("Lender") and MITY Enterprises, Inc, and its Domestic Subsidiaries ("Borrower").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Definitions

     1.1     Definitions

     Terms defined in the singular shall have the same meaning when used in the plural and vice versa. As used herein, the term:

     "Loan Agreement" means this agreement, together with any exhibits, amendments, addendums, and modifications.

     Applicable Letter of Credit Fee Percentage, Applicable LIBOR Margin Percentage, Applicable Non-use Fee Percentage, and Applicable Prime Margin Percentage shall mean the percentages corresponding to the Debt Ratio level for the most recent Fiscal Quarter as set forth below:


Debt Ratio       Non-use     Letter of        Prime       LIBOR
                   Fee       Credit Fee      Margin      Margin
-------------   ---------   ------------   ----------   ---------
Greater
 than 1.50        0.40%        2.25%         -0.50%        2.25%

Greater than
 0.75 and less
 than or equal
 to 1.50          0.35%        2.00%         -0.75%        2.00%


Less than or
 equal to 0.75    0.30%        1.50%         -1.25%        1.50%


     "Banking Business Day" means any day not a Saturday, Sunday, legal holiday in the State of Utah, or day on which national banks in the State of Utah are authorized to close.

     "Borrower" means MITY Enterprises, Inc., a Utah corporation, and its Domestic Subsidiaries, now existing or hereafter created or acquired, including Broda Enterprises USA, Inc., a Utah corporation, and Mity-Lite, Inc., a Utah corporation, and their successors, and, if permitted, assigns. "A Borrower" or "any Borrower" means any of the foregoing, individually.

     "Capital Expenditures" means amounts paid by Borrower in connection with the purchase of plant, machinery or equipment (including vehicles) or other similar expenditures (including capital leases of any of the foregoing) which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed
(i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

     "Change of Control" means (a) the acquisition by any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than existing shareholders, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 50% or more of the outstanding shares of common stock of any Borrower; or (b) during any 24-month period, individuals who at the beginning of such period constituted any Borrower's Board of Directors (together with any new directors whose election by such Borrower's Board of Directors or whose nomination for election by such Borrower's shareholders was approved by a vote of a majority of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) ceasing for any reason to constitute a majority of the Board of Directors of such Borrower. Notwithstanding the foregoing, an initial public offering of stock and the sale of stock pursuant thereto shall not be deemed a Change of Control.

     "Compliance Certificate" means a compliance certificate in a form acceptable to Lender certifying Borrower's status regarding Borrower's compliance with all terms and conditions of this Loan Agreement, including compliance with the financial covenants provided in the Section entitled Financial Covenants. The compliance certificate shall include the data and calculations supporting all financial covenants, whether in compliance or not, and shall be signed by the chief executive officer or chief financial officer of Borrower.

     "Commitment" means the commitment of Lender hereunder to make Loans to Borrower. The initial amount of the Commitment is Five Million Dollars ($5,000,000.00).

     "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables and current operating liabilities not for borrowed money, entered into in the ordinary course of business on ordinary terms that are not more than ninety (90) days past due, unless contested in good faith and by appropriate proceedings); (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person with respect to capital leases; (f) all guaranties of such Person of any Debt of another Person; (g) all obligations of such Person with respect to letters of credit; and (h) all indebtedness of such Person referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt).

     "Debt Ratio" means the ratio of Borrower's total Debt to Borrower's
EBITDA.

     "Domestic Subsidiary" means a Subsidiary of any Borrower that is organized under the laws of any state or territory of the United States.

     "EBIT" means net income (excluding extraordinary gains and losses) plus (without duplication and to the extent deducted in determining net income) the sum of interest expense and income tax expense, determined in accordance with GAAP, plus other non-cash gains and expenses as determined by Lender in its sole discretion.

     "EBIT to Interest Expense Ratio" mean the ratio of Borrower's EBIT to Borrower's interest expense.

     "EBITDA" means net income (excluding extraordinary gains and losses) plus (without duplication and to the extent deducted in determining net income) the sum of interest expense, income tax expense, depreciation, and amortization, determined in accordance with GAAP, plus other non-cash gains and expenses as determined by Lender in its sole discretion.

     "Effective Date" shall mean August 21, 2006.

     "Event of Default" shall have the meaning set forth in Section 7.1 Events of Default.

     "Fiscal Year" means the fiscal year of Borrower which period shall be the 12-month period ending on March 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2006") refer to the Fiscal Year ending on March 31 of such calendar year.

     "Fiscal Quarter" means a fiscal quarter of a Fiscal Year.

     "Foreign Subsidiary" means a Subsidiary of any Borrower that is organized under the laws of any jurisdiction other than a state or territory of the United States.

     "GAAP" means generally accepted accounting principles and practices as in effect in the United States from time to time, consistently applied.

     "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the United States Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of such creditors.

     "Investment" means any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any capital contribution to any Person.

     "Lender" means Zions First National Bank, its successors, and assigns.

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

     "Loan" or "Loans" has the meaning set forth in Section 2.1.

     "Loan Agreement" means this Loan Agreement, together with any exhibits, amendments, addendums, and modifications.

     "Loan Documents" means the Loan Agreement, Note, all other agreements and documents contemplated by any of the aforesaid documents, and all amendments, modifications, addendums, and replacements, whether presently existing or created in the future.

     "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U and X of the Board of Governors of the Federal Reserve Board.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of Borrower; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

     "Note" means the promissory note in the form of Exhibit A hereto, which is incorporated herein by reference, to be executed by Borrower pursuant to
Section 2.6, and any and all renewals, extensions, modifications (including, but not limited to, increases in the amount of such promissory note), and replacements thereof.

     "Obligations" means the Loans, the Note, and all obligations of Borrower under the Loan Documents.

     "Organizational Documents" means articles of incorporation, by-laws, articles of organization, operating agreements, partnership agreements, and other formation documents, as applicable, and all amendments, modifications, and changes to any of the foregoing.

     "Person" means any natural person, corporation, partnership, limited liability company, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or by one or more of the Subsidiaries of such Person, or by a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of Borrower.

     "Termination Date" has the meaning set forth in Section 2.1.

     "Unmatured Event of Default" means any event which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

2.     Loan Description

     2.1     Commitment

     Subject to the terms and conditions of this Loan Agreement, Lender agrees to make loans on a revolving basis and issue such letters of credit for the benefit of Borrower as Borrower may from time to time request (collectively the "Loans" and individually each a "Loan") before September 1, 2008 (the "Termination Date"), in such amounts as Borrower may request, and the aggregate outstanding principal amount of all Loans, including standby letters of credit, shall not at any one time exceed Five Million Dollars ($5,000,000.00) (the "Commitment"), as reduced from time to time pursuant to
Section 2.8. Borrower may borrow, repay and reborrow Loans from time to time before the Termination Date in accordance with the provisions of this Loan Agreement.

     2.2     Borrowing Procedures

     Borrower shall have access to the Commitment (less the aggregate outstanding principal amount of all Loans and outstanding standby letters of credit issued pursuant to this Loan Agreement) in the following ways:

          a. Borrower shall have such access on any Banking Business Day pursuant to an oral, written or electronic request from Borrower's Chief Executive Officer or Chief Financial Officer received by a representative of Lender, who shall be designated by Lender from time to time, before 2:00 P.M. on such Banking Business Day.

          b. If Borrower elects to enter into a Sweep Account Agreement with Lender (the "Sweep Account Agreement"), the Note shall be linked to Borrower's sweep account # 024755738 with Lender (the "Sweep Account"), and Borrower shall have access pursuant to such Sweep Account Agreement.

     If such election is made, (i) Lender is authorized and directed to disburse Loan proceeds for deposit into the Sweep Account on each Banking Business Day as needed to cover all checks and other charges against the Sweep Account; (ii) disbursements shall be made up to the maximum available advance Commitment; (iii) upon occurrence and continuance of an Event of Default or Unmatured Event of Default, Lender may, in its sole discretion, cease all disbursements under the Note into the Sweep Account; and (iv) Lender is authorized and directed to disburse all collected funds in the Sweep Account on each Banking Business Day to Lender to be applied on the Note.

     It is acknowledged that posting of credits and debits to and from the Sweep Account are made one Banking Business Day after the transactions occur and backdated to the prior Banking Business Day.

      Borrower may unilaterally terminate the Sweep Account at any time. Except as expressly modified hereby, the terms and conditions of the Sweep Account Agreement shall remain in full force and effect. All references in the Sweep Account Agreement to the "Commercial Loan Line with Zions Bank" are amended to refer to this Loan Agreement.

          c. Borrower shall have such access pursuant to such other procedures as shall be agreed upon by Borrower and Lender from time to time.

     2.3     Conditions to Each Loan

     Notwithstanding any other provision of this Loan Agreement, no Loan shall be required to be made hereunder if the applicable conditions precedent to the making of such Loan specified in Section 4 have not been satisfied.

     2.4     Fees

          a. Upon execution and delivery of this Loan Agreement, Borrower shall pay Lender a commitment fee of Twelve Thousand Five Hundred Dollars ($12,500.00) for the Commitment. No portion of such fee shall be refunded in the event of early termination of this Loan Agreement or any termination or reduction of the right of Borrower to request Loans under this Loan Agreement. Lender is authorized, upon execution of this Loan Agreement and fulfillment of all conditions precedent hereunder, to disburse a sufficient amount of the Loan proceeds to pay the commitment fee in full.

          b. Borrower shall pay a quarterly non-use fee while the Commitment is in effect based on the unused portion of the Commitment. The non-use fee shall be paid, in arrears, on the tenth day of the month following each Fiscal Quarter. The fee shall be in an amount equal to the Applicable Non-use Fee Percentage, per annum, of the average unused portion of the Commitment for the preceding Fiscal Quarter (calculated on the basis of a 360-day year and actual days elapsed). For purposes of this calculation, standby letters of credit issued pursuant to this Loan Agreement shall be considered usage.

          c. Borrower shall pay letter of credit fees according to the terms set forth in this paragraph.

               (i) The following fees shall apply to both standby letters of credit and commercial letters of credit, as applicable: $30.00 for set-up; $20.00 for courier service; $35.00 for amendment; and $50.00 for renewal.

               (ii) The following additional fees shall apply to standby letters of credit. For any standby letter of credit issued for the benefit of Borrower, Borrower shall pay to Lender an issuance fee in an amount equal to the greater of $300.00 or the Applicable Letter of Credit Fee Percentage, per annum, of the amount of such letter of credit for the period it is to be outstanding, paid quarterly in arrears. In the event of an extension or renewal of a standby letter of credit, Borrower shall pay a fee in the amount of the Applicable Letter of Credit Fee Percentage, per annum, of the amount of such letter of credit for the period it is to be extended or renewed, paid quarterly in arrears. In the event a standby letter of credit is drawn upon, Borrower shall pay a fee in the amount of $35.00.

               (iii) The following additional fees shall apply to commercial letters of credit. For any commercial letter of credit issued for the benefit of Borrower, Borrower shall pay to Lender an issuance fee in an amount equal to the greater of $50.00 or 0.125% of the amount of such letter of credit for each quarter, or fraction thereof, it is to be outstanding, paid
quarterly in advance.   In the event a commercial letter of credit is drawn
upon, Borrower shall pay a negotiation fee in the amount of the greater of $35.00 or 0.125% of the amount drawn.

     2.5     Capital Adequacy

     If Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline occurring after the date hereof regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law, increases the amount of capital required or expected to be maintained by Lender or any Person controlling Lender, and such increase is based upon the existence of Lender's obligations hereunder and other commitments of this type, then from time to time, within ten days after demand from Lender, Borrower shall pay to Lender such amount or amounts as will compensate Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 2.5, 2.10,2.11 shall take into consideration the policies of Lender or any Person controlling Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Lender setting forth in reasonable detail the amount or amounts as shall be necessary to compensate Lender as specified in this Section 2.5, 2.10, 2.11 shall be delivered to Borrower and shall be conclusive in the absence of manifest error. Borrower shall have no liability for amounts related to periods more than 180 days prior to the date of the certificate.

     2.6     Note

     The Loans shall be evidenced by the Note, which is substantially in the form of Exhibit "A" attached hereto, with appropriate insertions, dated on or about the date hereof, payable to the order of Lender on the Termination Date in the principal amount of the original Commitment of Lender or, if less, the aggregate unpaid principal amount of all Loans. The date and amount of each Loan made by Lender and of each repayment of principal thereon received by Lender shall be recorded by Lender in its records. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure so to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower hereunder or under the Note to repay the actual outstanding principal amount of the Loans together with all interest accruing thereon.

     2.7     Due Date Extension

     Unless otherwise provided in the Note, if any payment of principal or interest under the Note (or of any other amount payable hereunder) falls due on a day which is not a Banking Business Day, then such due date shall be extended to the next following Banking Business Day and additional interest shall accrue and be payable for the period of such extension.

     2.8     Reduction or Termination of the Commitment

          Borrower may from time to time, on at least three Banking Business Days' prior written notice received by Lender, permanently reduce the amount of the Commitment to an amount not less than the aggregate unpaid principal amount of the Loans. Any such reduction shall be in an amount not less than $1,000,000.00. Borrower may at any time on like notice terminate the Commitment upon payment in full of all Loans and all other obligations of Borrower hereunder.

     2.9     Prepayments

          a. Mandatory Prepayment. Borrower agrees that if at any time the aggregate outstanding principal amount of all Loans shall exceed the amount of the Commitment, Borrower shall make a prepayment of the Loans in an amount equal to such excess.

          b. Optional Prepayments. Borrower may from time to time, on at least one Banking Business Day's prior written or telephonic notice received by Lender, prepay the Note in whole or in part, without premium or penalty, except that during the times the interest on the Note is based on LIBOR, a prepayment fee shall apply as set forth in the Note.

     2.10 Automatic Debit of Borrower's Account. Lender is authorized and directed to establish automatic debits to Borrower's Account No. 071029904 with Lender for payment of interest on the Note and for payment of non-use fees and letter of credit fees.

     2.11 Interest. Interest on the Loans shall be payable on the terms set forth in the Note.

3.     Security for Obligations

     The Obligations shall be unsecured. Sections 6.7(e) restricts Borrower's rights to grant security interests in Borrower's assets, and Section and 6.7(f) prohibits Borrower from entering into agreements placing similar restrictions on Borrower.

4.     Effectiveness; Conditions to Loan Disbursements

     The obligation of Lender to make the Loans is subject to the following conditions precedent:

     4.1     Initial Loan

     The obligation of Lender to make the initial Loan was subject to (i) the conditions specified in this Section 4 having been satisfied; (ii) Borrower having delivered to Lender the commitment fee described in Section 2.4; and
(iii) Lender having received all of the following, in form and substance reasonably satisfactory to Lender.

          a.     The Note.

          b. A certified copy of an authorizing resolution of the Board of Directors for Borrower.

          c.     Certified copies of the Organizational Documents of Borrower.

          d. Financial statements for Borrower as of June 30, 2006 in a form satisfactory to Lender.

          e.     Such other documents as Lender may have reasonably requested.

     All conditions precedent set forth in this Loan Agreement and any of the Loan Documents are for the sole benefit of Lender and may be waived unilaterally by Lender.

     4.2     All Loans

     The obligation of Lender to make each Loan is subject to the following further conditions precedent that (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Loan, and (b) the warranties of Borrower contained in the Loan Documents are true and correct as of the date of such requested Loan, with the same effect as though made on the date of such Loan (unless relating solely to an earlier date). Each request by Borrower for a Loan shall be deemed to be a certification by Borrower to Lender that the conditions precedent set forth in clauses (a) and (b) of this Section 4.2 have been satisfied.

5.     Representations and Warranties

     5.1     Organization and Qualification

     Borrower represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the jurisdiction indicated in the definition of "Borrower" above, and that each Borrower is qualified to do business and is in good standing in the State of Utah., except where a failure to maintain such qualification or good standing would not reasonably be expected ro result in a Material Adverse Effect.

     Borrower represents and warrants that it is duly qualified to do business in each jurisdiction where the conduct of its business requires qualification except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

     Borrower represents and warrants that it has the full power and authority to own its property and to conduct the business in which it engages and to enter into and perform its obligations under the Loan Documents.

     Borrower represents and warrants that it has delivered to Lender or Lender's counsel accurate and complete copies of Borrower's Organizational Documents which are operative and in effect as of the Effective Date.

     5.2     Authorization

     Borrower represents and warrants that the execution, delivery, and performance by Borrower of the Loan Documents has been duly authorized by all necessary action on the part of Borrower and are not inconsistent with Borrower's Organizational Documents or any resolution of the Board of Directors of Borrower, do not and will not contravene any material provision of, or constitute a default under, any material indenture, mortgage, contract, or other instrument to which Borrower is a party or by which it is bound, and that upon execution and delivery thereof, the Loan Documents will constitute legal, valid, and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights.

     5.3     No Governmental Approval Necessary

     Borrower represents and warrants that no consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization is required for Borrower's execution, delivery, or performance of the Loan Documents.

     5.4     Accuracy of Financial Statements

     Borrower represents and warrants that all of its audited and unaudited financial statements heretofore delivered to Lender have been prepared in accordance with GAAP and fairly present in all material respects Borrower's financial condition as of the date thereof and the results of Borrower's operations for the period or periods covered thereby.

     Borrower represents and warrants that since the date of the last audited financial statements of Borrower delivered to Lender, no event or events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

     5.5     No Pending or Threatened Litigation

     Borrower represents and warrants that except as set forth on Exhibit B hereto, there are no actions, suits, or proceedings pending or, to Borrower's knowledge, threatened against or affecting Borrower in any court or before any governmental commission, board, or authority which could reasonably be expected to have a Material Adverse Effect.

     5.6     Full and Accurate Disclosure

     Borrower represents and warrants that this Loan Agreement, the financial statements referred to herein, any loan application submitted to Lender, and all other statements furnished by Borrower to Lender in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as fact and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.) Borrower represents and warrants that it has not failed to disclose in writing to Lender any fact that would, or could reasonably be expected to have, a Material Adverse Effect.

     5.7     Compliance with ERISA

     Borrower represents and warrants that Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the regulations and published interpretations thereunder. Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder ("Reportable Event") nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, (which is not yet exempted under ERISA Section 408 or the regulatory guidance issued thereunder) has occurred and is continuing with respect to any employee benefit plan established, maintained, or to which contributions have been made by Borrower or any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA ("ERISA Affiliate") for its employees which is covered by Title I or Title IV of ERISA ("Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation ("PBGC") to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate ("Multiemployer Plan"); Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board ("FASB") for calculating the potential liability of Borrower or any ERISA Affiliate under any Plan; neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA.

     Borrower, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by Borrower and each ERISA Affiliate, or in which Borrower or any ERISA Affiliate is a participating employer, are in material compliance with, have satisfied and continue to satisfy (to the extent applicable) all material requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in material compliance with, have satisfied and continue to satisfy Part 7 (Sections 701 et seq., Sections 711, 712 and 731 et seq.) of ERISA and all corresponding and similar state laws relating to portability, access and renewability of group health benefits and other requirements included in Part 7.

     5.8     Compliance with All Other Applicable Law

     Borrower represents and warrants that it has complied with all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrower's business or the ownership of its properties, which could reasonably be expected to have a material impact or effect upon the conduct of Borrower's business or the ownership of its properties.

     5.9     Operation of Business

     Except to the extent the failure to possess the same or the violation could not reasonably be expected to have a Material Adverse Effect, Borrower represents and warrants that Borrower possesses all licenses (or could promptly obtain such licenses on commercially reasonable terms) permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not, to its knowledge, in violation of any material valid rights of others with respect to any of the foregoing.

     5.10     Payment of Taxes

     Borrower represents and warrants that Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies, including interest and penalties, on Borrower's assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained, unless the failure to file or make payment would not reasonably be expected to result in a Material Adverse Effect.

     5.11     Subsidiaries

     As of the date of this Agreement, Borrower has no Subsidiaries except those listed in Exhibit "C" attached hereto.

     5.12     Investment Company Act

     Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.13     Public Utility Holding Company Act

     Neither Borrower nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.14     Regulation U

     Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     5.15     Inactive Subsidiaries

     BOCCC, Inc., a Utah corporation, and DO Group Holding, Inc., a Utah corporation, are inactive Subsidiaries of MITY Enterprises, Inc. that have no assets.

6.     Borrower's Covenants

     Borrower makes the following agreements and covenants, which shall continue so long as the Commitment remains in effect and so long as Borrower is indebted to Lender for the Obligations (other than inchoate indemnity obligations), unless the Lender agrees otherwise in writing.

     6.1     Use of Proceeds

     Borrower shall use the proceeds of the Loans solely for business purposes.

     Borrower shall not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any Margin Stock, or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.

     6.2     Continued Compliance with ERISA

     With respect to all Plans (as defined in Section 5.7 Compliance With ERISA) which Borrower or any ERISA Affiliate currently maintains or to which Borrower or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which Borrower or any ERISA Affiliate may hereafter adopt, Borrower shall continue to comply in all material respects and shall require each ERISA Affiliate to continue to comply in all material respects with all applicable provisions of the Internal Revenue Code and ERISA and with all representations made in Section 5.7 Compliance With ERISA, including, without limitation, conformance with all notice and reporting requirements, funding standards, prohibited transaction rules, multiemployer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements.

     6.3     Continued Compliance with Applicable Law

     Borrower shall conduct its business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; shall maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     6.4     Change of Name

     Borrower shall not change its name without giving Lender thirty (30) days prior notice.

     6.5     Payment of Taxes and Obligations

     Borrower shall pay when due all material taxes, assessments, and governmental charges and levies on Borrower's assets, business, and income, and all material obligations of Borrower of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained, and except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect..

     6.6     Financial Statements and Reports

     Borrower shall provide Lender with such financial statements and reports as Lender may reasonably request. Audited financial statements and reports shall be prepared in accordance with GAAP and shall fairly present in all material respects Borrower's financial condition as of the date thereof and the results of Borrower's operations for the period or periods covered thereby. Unaudited financial statements and reports shall fairly present in all material respects Borrower's financial condition as of the date thereof and the results of Borrower's operations for the period or periods covered thereby.

     Until requested otherwise by Lender, Borrower shall provide the following financial statements and reports to Lender:

          a. Annual audited consolidated financial statements with an unqualified opinion for each Fiscal Year of Borrower from an independent accounting firm and in a form acceptable to Lender, to be delivered to Lender within one hundred twenty (120) days of the end of the Fiscal Year. Borrower shall also submit to Lender copies of any management letters or other reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants.

          b. Quarterly consolidated financial statements for each fiscal quarter of Borrower in a form acceptable to Lender, to be delivered to Lender within sixty (60) days of the end of the Fiscal Quarter. The quarterly financial statements shall include a certification by the chief financial officer or chief executive officer of Borrower that the quarterly financial statements fairly present in all material respects Borrower's financial condition as of the date thereof and the results of operations for the period covered thereby.

          c. A Compliance Certificate with the delivery of each set of quarterly and annual financial statements and at any other time upon Lender's request.

     6.7     Financial Covenants

     All financial covenants set forth herein shall be based on the consolidated financial statements of Borrower and its Subsidiaries.

          a. Debt to EBITDA Ratio. Borrower shall not permit its Debt Ratio, as of the end of any calendar month for the trailing twelve-month period, to be greater than 2.50.

          b. EBIT to Interest Expense Ratio. Borrower shall not permit its EBIT to Interest Expense Ratio, as of the end of any calendar month for the trailing twelve-month period, to be less than 5.00.

          c. Capital Expenditures. Borrower shall not make any Capital Expenditure in any Fiscal Year unless, after giving effect to all such expenditures, the aggregate amount of all such expenditures made by Borrower and its Subsidiaries during such Fiscal Year does not exceed $8,000,000.00.

          d. Liens. Borrower shall not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (a) Liens created in favor of Lender; (b) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; (c) Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances for borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower; (e) Liens incurred or deposits made in the ordinary course of business in connection with (i) workers' compensation, (ii) unemployment insurance and other types of social security,
(iii) statutory obligations, and (iv) operating leases; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (g) Liens which constitute rights of setoff of a customary nature or banker's liens, whether arising by law or by contract; (h) leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower's business; and (i) other Liens, in addition to Liens permitted by clauses (a) through (h), securing aggregate Debt not exceeding $500,000 at any time outstanding. Each of the encumbrances described in clauses (a) through (i), shall be referred to as a "Permitted Lien."

          e. Exclusive Negative Pledge. Borrower shall not enter into or allow to exist any agreement with any other party that in any way limits Borrower's ability to grant or allow to exist security interests or liens in or on any of Borrower's assets.

          f. Limitations on Loans. Borrower shall not make or allow to exist any loans or advances, of any nature whatsoever, to any Person, or guaranty or allow to exist any guaranty of the indebtedness of any Person, except (i) advances in the ordinary course of business to vendors, suppliers, and contractors; (ii) loans and advances to employees aggregating not in excess of $100,000 at any time; (iii) loans to wholly owned Domestic Subsidiaries; and (iv ) loans and guarantees to Foreign Subsidiaries in amounts not to exceed $5,000,000.

          g. Investments. Borrower shall not make or allow to exist any Investments without Lenders' prior written consent, except (i) short term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-2 or better by Standard Poor's Rating Services or P-2 or better by Moody's Investor Services, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with domestic commercial banks having capital and surplus in excess of $100,000,000.00, (v) Investments permitted under a written investment policy of Borrower approved by its Board of Directors and by Lender in writing, (vi) Investments pursuant to or arising under currency agreements or interest rate hedging agreements entered into in the ordinary course of business for non-speculative purposes, (vii) Investments by Borrower in any wholly-owned Subsidiary in an amount not to exceed Two Million Dollars ($2,000,000) in any fiscal year, (viii) Investments permitted under Section
6.8 hereof, and (ix) other Investments aggregating not in excess of ten percent (10%) of Borrower's shareholder's equity for the 12 month period ending on the last day of the most recently ended fiscal quarter at any time.

     6.8     Mergers, Consolidations, Sales

     Borrower shall not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except as follows: (i) Borrower may merge or consolidate with, acquire stock of, or acquire a substantial part of the assets of an entity or entities engaged in business of a type in which Borrower is currently engaged if the amount paid by Borrower does not exceed $2,000,000 in any single transaction (except that, with the prior written consent of Lender, the amount paid by Borrower in such a transaction may exceed $2,000,000) , and (ii) any wholly-owned Subsidiary may merge into Borrower.

     6.9     Insurance

     Borrower shall maintain insurance with financially sound and reputable insurance companies or associations reasonably satisfactory to Lender in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof, shall name Lender as a loss payee (in the case of casualty insurance), shall name Lender as an additional insured (in the case of liability insurance), shall provide for a minimum ten days written cancellation notice to Lender, and shall include insurance on the Borrower's equipment and the inventory against loss, damage, theft, and such other risks as Lender may reasonably request. In addition to providing Lender with certificates of insurance as a condition to the initial Loan hereunder, Borrower shall provide Lender with certificates of insurance upon all amendments to and renewals of any such insurance within thirty (30) days of the issuance thereof. During the existence of an Event of Default, insurance proceeds may be applied by Lender toward payment of any of the Obligations in such order of application as Lender may elect.

     6.10     Inspection and Appraisal

     Borrower shall, at least one time per year (and at any reasonable time if an Event of Default has occurred and is continuing) permit Lender or any representative of Lender to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of Borrower's executive officers and with Borrower's independent accountants. At any time, if an Event of Default has occurred and is continuing, Lender may have an appraisal of all assets of Borrower done at Borrower's expense.

     6.11     Operation of Business

     Borrower shall maintain all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary (or, in Borrower's reasonable judgment, advisable) to conduct its business and Borrower shall not knowingly violate any valid rights of others with respect to any of the foregoing, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Borrower shall continue to engage in a business of the same general type as now conducted and businesses reasonably related thereto.

     6.12     Maintenance of Records and Properties

     Borrower shall keep adequate records and books of accounts in which entries will be made in a manner sufficient to prepare financial statements in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower. Borrower shall maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     6.13     Notice of Default, Litigation

     Borrower shall promptly notify Lender in writing of all actions, suits or proceedings filed or threatened in writing against or affecting Borrower in any court or before any governmental commission, board, or authority (or any material adverse development which occurs in any such action, suit or proceeding) which could reasonably be expected to have a Material Adverse Effect. Borrower shall promptly notify Lender in writing of the occurrence of an Event of Default or an Unmatured Event of Default.

     6.14     Maintenance of Existence, etc.

     Borrower shall maintain and preserve (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification and good standing in each jurisdiction where the nature of its business makes such qualification necessary except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

     6.15     Additional Borrowers

     Upon the creation or acquisition of any Domestic Subsidiary, or upon BOCCC, Inc. or DO Group Holding, Inc. (which are existing Domestic Subsidiaries) acquiring assets, Borrower shall:

          a. Require such Domestic Subsidiary to execute an Assumption Agreement in the form of Exhibit "D."

          b. Require such Domestic Subsidiary to take all other steps and provide any other documents reasonably requested by Lender, including, but not limited to, Organizational Documents, certificates of insurance, financial statements and corporate resolutions.

7.     Default

     7.1     Events of Default

     Time is of the essence of this Loan Agreement. The occurrence of any of the following events shall constitute a default under this Loan Agreement and under the Loan Documents and shall be termed an "Event of Default":

          a. Default in the payment of the principal of or interest on any Loan or any other amount payable by Borrower hereunder or under the Loan Documents continuing five (5) days after the date due.

          b. Any representation, warranty, or financial statement made by or on behalf of Borrower in any of the Loan Documents, or any document contemplated by the Loan Documents, shall have been materially false or materially misleading when made.

          c. Failure by Borrower to comply with or to perform any provision of this Loan Agreement or any of the Loan Documents that is not specifically listed herein as an Event of Default, with such failure continuing unremedied or a period of thirty (30) days after notice of such failure is given to Borrower by Lender.

          d. Any default shall occur under the terms applicable to any Debt of Borrower in excess of $1,000,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

          e. Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing.

          f. (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of Borrower's properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated, or fully bonded within thirty (30) days after commencement, filing or levy; (ii) Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

          g. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against Borrower involving in the aggregate a liability in excess of $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, and the same shall remain unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof.

          h. Any non-monetary judgment, order or decree is entered against Borrower which has or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          i. The Loan Documents shall cease to be in full force and effect; or Borrower or any Person by, through or on behalf of Borrower, shall contest the validity or enforceability of any Loan Document.

          j.     A Change of Control occurs.

     7.2     No Waiver of Event of Default

     No course of dealing or delay or failure to assert any Event of Default or Unmatured Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default or Unmatured Event of Default.

8.     Remedies

     8.1     Remedies upon Event of Default

     If any Event of Default occurs and is continuing, Lender may do any or all of the following:

          a. declare the Commitment of Lender to make Loans to be terminated, whereupon such Commitment shall be terminated;

          b. declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

          c. exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence and during the continuance of any Event of Default specified in subsection 7.1
(f) or (g), the obligation of Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender.

     8.2     Rights and Remedies Cumulative

     The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute. Any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient.

     8.3     No Waiver of Rights

     No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.

     8.4     Offset

     In addition to and not in limitation of all other rights and remedies (including other rights of offset) that Lender may have under applicable law, Lender shall, upon the occurrence and continuance of any Event of Default, have the right to appropriate and apply to the payment of the Note and all other liabilities of Borrower under the Loan Documents (whether or not then due), in such order of application as Lender may elect, any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with Lender. To secure the payment of the Obligations, Borrower hereby grants to Lender a continuing lien on and security interest in such balances, credits, deposits, accounts and monies.

9.     General Provisions

     9.1     Governing Agreement

     In the event of conflict or inconsistency between this Loan Agreement and the other Loan Documents, the terms, provisions and intent of this Loan Agreement shall govern.

     9.2     Borrower's Obligations Cumulative

     Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Borrower contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Borrower contained herein or therein.

     9.3     Joint and Several Liability

     The entities included in the definition of "Borrower" shall each be jointly and severally liable for all obligations and liabilities arising under the Loan Documents.

     9.4     Payment of Expenses and Attorney's Fees

     Borrower shall pay all reasonable expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, title insurance, recording fees, filing fees, and reasonable attorneys fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to or restatements of the Loan Documents, or in ongoing administration and supervision of the Loan.

     Upon occurrence and during the continuance of an Event of Default, Borrower agrees to pay all costs, and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies.

     Borrower agrees to pay all expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any Insolvency Proceeding of any type involving Borrower or the Loan Documents, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

     9.5     Right to Perform for Borrower

     During the existence of an Event of Default Lender may, in its sole discretion and without any duty to do so, perform any other obligation of Borrower under this Loan Agreement.

     9.6     Assignability

     Borrower may not assign or transfer any of the Loan Documents without Lender's prior written consent and any such purported assignment or transfer is void.

     Lender may assign or transfer any of the Loan Documents with (thirty) 30 days' prior written notice to Borrower. Funding of this Loan may be provided by an affiliate of Lender.

     9.7     Third Party Beneficiaries

     The Loan Documents are made for the sole and exclusive benefit of Borrower and Lender and are not intended to benefit any other third party. No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.

     9.8     Governing Law

     The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Utah, except to the extent that any such document expressly provides otherwise.

     9.9     Severability

     The illegality or unenforceability of any provision of this Loan Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Loan Agreement or such instrument or agreement.

     9.10     Interpretation of Loan Agreement

     The article and section headings in this Loan Agreement are inserted for convenience only and shall not be considered part of the Loan Agreement nor be used in its interpretation.

     All references in this Loan Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa. References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

     9.11 Survival and Binding Effect of Representations, Warranties, and Covenants

     All agreements, representations, warranties, and covenants made herein by Borrower shall survive the execution and delivery of this Loan Agreement and shall continue in effect so long as any obligation (other than inchoate indemnity obligations) to Lender contemplated by this Loan Agreement is outstanding and unpaid, notwithstanding any termination of this Loan Agreement. All agreements, representations, warranties, and covenants made herein by Borrower in this Loan Agreement shall survive any Insolvency Proceeding involving Borrower. All agreements, representations, warranties, and covenants in this Loan Agreement shall bind the party making the same, its successors and, in Lender's case, assigns, and all rights and remedies in this Loan Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender's case, assigns.

     9.12     Indemnification

     Borrower shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses incurred in defending such claims, arising from or related in any manner to the negotiation, execution, or performance by Lender of any of the Loan Documents, but excluding any such claims based upon breach or default by Lender or gross negligence or willful misconduct of Lender.

     Lender shall have the sole and complete control of the defense of any such claims. Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

     9.13     Interest on Expenses and Indemnification, Order of Application

     All expenses, out-of-pocket costs, attorneys fees and legal expenses, amounts advanced in performance of obligations of Borrower, and indemnification amounts owing by Borrower to Lender under or pursuant to this Loan Agreement or the Note shall be due and payable upon demand. If not paid within (ten) 10 days of demand, all such obligations shall bear interest at the default rate provided in the Note from the date of disbursement until paid to Lender, both before and after judgment. Lender is authorized to disburse funds under the Note for payment of all such obligations.

      All payments and recoveries shall be applied to payment of the foregoing obligations, the Note, and all other amounts owing to Lender by Borrower in such order and priority as determined by Lender. Unless provided otherwise in the Note, payments on the Note shall be applied first to accrued interest and the remainder, if any, to principal.

     9.14     Limitation of Consequential Damages

     Lender and its officers, directors, employees, representatives, agents, and attorneys, shall not be liable to Borrower for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loans.

     9.15     Waiver and Release of Claims

     Borrower (i) represents that it has no defenses to or setoffs against any indebtedness or other obligations owing to Lender or its affiliates (the "Liabilities"), nor claims against Lender or its affiliates for any matter whatsoever, related or unrelated to the Liabilities, and (ii) releases Lender and its affiliates from all claims, causes of action, and costs, in law or equity, existing as of the date of this Loan Agreement, which Borrower has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Liabilities, including the subject matter of this Loan Agreement. This provision shall not apply to claims for performance of express contractual obligations owing to Borrower by Lender or its affiliates.

     9.16     Revival Clause

     If the incurring of any debt by Borrower or the payment of any money or transfer of property to Lender by or on behalf of Borrower should for any reason subsequently be determined to be "voidable" or "avoidable" in whole or in part within the meaning of any state or federal law (collectively "voidable transfers"), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender's counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

     9.17     Arbitration

     ARBITRATION DISCLOSURES:

     1. ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

     2. IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

     3.     DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

     4. ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR TO SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED.

     5. A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

     6. IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

          a. Any claim or controversy ("Dispute") between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to the Loan, the Loan Documents, this Section 9.17 Arbitration, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Agreements"), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the "Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this Loan Agreement or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

          b. The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Salt Lake City, Utah or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within one-hundred-fifty (150) days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this Loan Agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any party: (i) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party that is substantially related to the Dispute where that other party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral and (ii) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

          c. The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

          d.     Judgment upon an arbitration award may be entered in any
court having jurisdiction, subject to the following limitation:   the
arbitration award is binding upon the parties only if the amount does not exceed four million dollars ($4,000,000.00); if the award exceeds that limit, any party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

          e. No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (i) judicially or non-judicially foreclose against any real or personal property collateral or other security; (ii) exercise self-help remedies, including but not limited to repossession and setoff rights; or (iii) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within forty-five days
(45) days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator's filing fees and costs within forty-five (45) days of entry of such order.

          f. Notwithstanding the applicability of any other law to this Loan Agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

     9.18     Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah
Courts

     Borrower acknowledges that by execution and delivery of the Loan Documents Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

     9.19     Notices

     All notices or demands by any party to this Loan Agreement shall, except as otherwise provided herein, be in writing and shall be deemed to have been sufficiently given when personally delivered, deposited in the United States mail, by registered or certified mail, or deposited with a reputable overnight mail carrier which provides delivery of such mail to be traced, addressed as follows:

     Mailing addresses:

     Lender:

          Zions First National Bank
          Commercial Banking Division
          Mail Code UTKC150321
                 10 East South Temple, Suite 1500
          Salt Lake City, Utah  84133
          Attention: Jim Stanchfield

     With a copy to:

          Callister Nebeker & McCullough
          Gateway Tower East Suite 900
          10 East South Temple
          Salt Lake City, Utah 84133
          Attention: Bradley E. Morris

     Borrower:

          MITY Enterprises, Inc.
          1301 West 400 North
          Orem, UT 84057
          Attention: Paul Killpack, CFO

     9.20     Counterparts

     This Loan Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

     9.21     Disclosure of Financial and Other Information

     Borrower hereby consents to Lender disclosing to any other lender who may participate in the Loan any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and Borrower.

     9.22     Integrated Agreement and Subsequent Amendment

     The Loan Documents constitute the entire agreement between Lender and Borrower, and may not be altered or amended except by written agreement signed by Lender and Borrower. PURSUANT TO UTAH CODE SECTION 25-5-4, BORROWER IS NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND BORROWER AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

     All prior and contemporaneous agreements, arrangements and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.

     9.23     Representations and Warranties.

     As of the date of this Loan Agreement, Borrower affirms and again makes the representations and warranties set forth in Section 5 Representations and Warranties of this Loan Agreement (except to the extent such representations and warranties are made as of a specific date).

     Borrower represents and warrants that the execution, delivery, and performance by Borrower of this Loan Agreement, and all agreements, documents, obligations, and transactions herein contemplated, have been duly authorized by all necessary corporate action on the part of Borrower and are not inconsistent with Borrower's Articles of Incorporation, By-Laws, or any resolution of the Board of Directors of Borrower, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Borrower is a party or by which Borrower is bound, and that upon execution and delivery hereof, this Loan Agreement will constitute a legal, valid, and binding agreement and obligation of Borrower, enforceable in accordance with its terms.

     9.24     Waiver and Release.

     As an express condition of and part of the consideration for this Loan Agreement, Borrower waives, releases and discharges Lender and all of its affiliated entities, as well as their respective, directors, officers, agents, employees and attorneys, from any and all claims, demands, damages, losses, liabilities, causes of action, costs, expenses and attorney fees, of whatever kind or nature, related, directly or indirectly, or wholly unrelated to the Loans, whether known or unknown, whether suspected or unsuspected, and which they, or any of them, now own or hold, or have owned or held at any time prior to the execution of this Loan Agreement, except for claims based solely on the express, written, contractual obligations of Lender. Borrower acknowledges that Lender has relied on this release as a condition to entering into this Loan Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their proper and duly authorized officers as of August 21, 2006.

     Lender:

     ZIONS FIRST NATIONAL BANK


     By: /s/ Jim Stanchfield
         ----------------------------------
     Name: Jim Stanchfield
     Title: Vice President


     Borrower:

     MITY ENTERPRISES, INC.


     By: /s/ Bradley T. Nielson
         ----------------------------------
     Name: Bradley T. Nielson
      Title: Chief Executive Officer

     By: /s/ Paul Killpack
         ----------------------------------
     Name: Paul Killpack
      Title: Chief Financial Officer



     Broda Enterprises USA, Inc.


     By: /s/ Paul Killpack
         ----------------------------------
     Name: Paul Killpack
      Title: Secretary


               Mity-Lite, Inc.


     By: /s/ Paul Killpack
         ----------------------------------
     Name: Paul Killpack
      Title: Chief Financial Officer




                               EXHIBIT "A"


                             Promissory Note
                        (Revolving Line of Credit)

                             August 21, 2006


Borrower:  MITY Enterprises, Inc. and its Domestic Subsidiaries

Lender:  Zions First National Bank

Amount:  $5,000,000.00

Maturity: September 1, 2008 (the "Maturity Date")


     For value received, Borrower promises to pay to the order of Lender at Salt Lake City, Utah, the sum of five million dollars ($5,000,000.00) or such other principal balance as may be outstanding hereunder in lawful money of the United States with interest thereon calculated and payable as provided herein.

     Definitions

     Terms used in the singular shall have the same meaning when used in the plural and vice versa. As used in this Promissory Note, the term:

     "Banking Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Utah are authorized or required to close and, when used in reference to an Interest Period, a day on which dealings in dollar deposits are also carried on in the London Interbank market and banks are open for business in London.

     "Debt Ratio" shall have the meaning set forth in the Loan Agreement.

     "Dollars" and the sign "$" mean lawful money of the United States.

     "Event of Default" shall have the meaning set forth in the Loan Agreement

     "Interest Period" means, with respect to any advance or balance for which interest is based on the LIBOR Rate, the period commencing on the date such advance is made or, as to an existing balance, the date selected by Borrower and ending, as Borrower may select, on the numerically corresponding day in the first, second, third or sixth calendar month, or on the annual anniversary date for the number of years selected by Borrower, not to exceed two (2) years thereafter, except that each such Interest Period that commences on the last Banking Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) No Interest Period may extend beyond the termination of the Loan Agreement;

     (ii) No Interest Period may extend beyond the aforesaid Maturity Date or such later date to which it is extended; and

     (iii) If an Interest Period would end on a day that is not a Banking Business Day, such Interest Period shall be extended to the next Banking Business Day unless such Banking Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Business Day.

     "LIBOR Rate" applicable to any Interest Period means the rates per annum quoted by Lender as Lender's LIBOR rate based upon quotes from the London Interbank Offered Rate or Eurodollar rate, as applicable, from the British Bankers Associates Interest Settlement Rates, as quoted for U.S. Dollars by Bloomberg or other comparable pricing services selected by Lender. This definition of Lender's LIBOR rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used in this Promissory Note. Lender's LIBOR rate may not necessarily be the same as the quoted offer side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.

     "Loan Agreement" means this Loan Agreement, together with any exhibits, amendments, addenda, and modifications.

     "Prime Rate" means an index which is determined daily by the published commercial loan variable rate index announced by any two of the following banks: J. P. Morgan Chase & Co., Wells Fargo Bank N. A., and Bank of America, N.A. In the event no two of the above banks have the same published rate, the bank having the median rate will establish the Prime Rate. If, for any reason beyond the control of Lender, any of the aforementioned banks becomes unacceptable as a reference for the purpose of determining the Prime Rate used herein, Lender may, five days after posting notice in Lender's bank offices, substitute another comparable bank for the one determined unacceptable. As used in this paragraph, "comparable bank" shall mean one of the ten largest commercial banks headquartered in the United States of America. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.

     Revolving Line of Credit

     This Note shall be a revolving line of credit under which Borrower may repeatedly draw and repay funds, so long as no Event of Default has occurred and is continuing.

     Principal and interest shall be payable as follows. Accrued interest based on the Prime Rate shall be paid on the first day of the month following the date hereof, and on the same day of each month thereafter through the Maturity Date. As to amounts for which Borrower has selected the LIBOR Rate, for Interest Periods of two months or less, accrued interest shall be paid at maturity, and for Interest Periods greater than two months, accrued interest shall be paid quarterly on the same day of month that the applicable Interest Period begins. All principal and unpaid interest shall be paid in full on the Maturity Date. Unless Lender specifies otherwise, all principal and interest payments shall be made by automatic debit to Borrower's account, as set forth in the Loan Agreement.

     Interest shall accrue from the date of disbursement of the principal amount or portion thereof until paid, both before and after judgment, in accordance with the terms set forth herein.

     Prime Rate or LIBOR Rate Election

     Borrower shall specify whether interest will be based on the Prime Rate or the LIBOR Rate and, if the LIBOR Rate is selected, the applicable Interest Period. LIBOR Rate may only be selected for a minimum amount of $1,000,000.00, and may not be selected so long as an Event of Default has occurred and is continuing. If no specification is made by Borrower, interest will be based on the Prime Rate. If Borrower has selected Prime Rate, it may switch to the LIBOR Rate at any time. If Borrower has selected the LIBOR Rate, it may switch to Prime Rate only on the maturity of the applicable Interest Period.

     Interest Based on Prime Rate

     Interest based on the Prime Rate shall be at a variable rate, shall be adjusted as of the date of any change in the Prime Rate, and shall be computed on the basis of an actual three hundred sixty (360) day year. Interest based on the Prime Rate shall accrue at rates equal to the Prime Rate plus the Applicable Prime Margin Percentage. Such margins shall be adjusted the first day of the month following the later of when quarterly financial statements are due or are actually received by Lender.

     Interest Based on LIBOR Rate

     Interest based on the LIBOR Rate shall be calculated as follows:

     1.     Interest shall be computed on the basis of a three hundred sixty
(360) day year. The interest rate shall be equal to the LIBOR Rate as of the first day of the applicable Interest Period plus the Applicable LIBOR Margin Percentage. Such margins shall be adjusted the first day of the month following the later of when quarterly financial statements are due or are actually received by Lender.

     2. Notwithstanding any other provision in this Promissory Note, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for Lender to maintain balances based on the LIBOR Rate, then upon notice to Borrower by Lender the outstanding principal amount of the balances based on the LIBOR Rate, together with interest accrued thereon, shall be repaid immediately upon demand of Lender if such change or compliance with such request, in the judgment of Lender, requires immediate repayment or, if such repayment is not required, at the election of Borrower shall be converted to a balance based on Prime Rate or repaid at the expiration of the last Interest Period to expire before the effective date of any such change or request.

     3. Notwithstanding anything to the contrary herein, if Lender determines (which determination shall be conclusive) that (a) quotations of interest rates are not being provided for purposes of determining the LIBOR Rate, or (b) the LIBOR Rate does not accurately cover the cost to Lender of making or maintaining advances based on the LIBOR Rate, then Lender may give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, then (1) the right of Borrower to request interest pricing based on the LIBOR Rate shall be suspended; and (2) Borrower shall repay in full the then outstanding principal amount based on LIBOR Rate together with accrued interest thereon, on the last day of the then current Interest Period applicable to such balance, or, at Borrower' option, convert the outstanding principal balances based on LIBOR Rate to balances based on Prime Rate on the last day of the then current Interest Period applicable to such balances.

                                   General

     Borrower may prepay all or any portion of all Prime Rate based balances
at any time without penalty.   For outstanding balances based on the LIBOR
Rate, any prepayment shall be subject to a prepayment fee if the Original LIBOR Rate is greater than the Current LIBOR Rate on the prepayment date. The prepayment fee shall be an amount equal to the total of (i) the remaining interest payments that would have been payable to Lender if such balance had not been prepaid, each discounted to present value at the Current Rate, less
(ii) the remaining interest payments that would have been payable to Lender if such balance had not been prepaid and had been made at the Current Rate, each discounted to present value at the Current Rate. Current Rate means the LIBOR Rate in effect on the date the prepayment is made for the Interest Period from that prepayment date to the date of maturity of the applicable Interest Period, plus the applicable margin. Any prepayment received by Lender after 2:00 p.m. mountain standard or daylight time (whichever is in effect on the date the prepayment is received) shall be deemed received on the following Banking Business Day.

     Upon default in payment of any principal or interest when due, whether due at stated maturity, by acceleration, or otherwise, all outstanding principal shall bear interest at a default rate from the date when due until paid, both before and after judgment, which default rate shall be three percent (3%) per annum above the otherwise applicable rates and upon maturity of the applicable Interest Periods all balances bearing interest based on the LIBOR Rate shall be converted to balances bearing interest based on the Prime Rate.

     If, at any time prior to the maturity of this Note, this Note shall have a zero balance owing, this Note shall not be deemed satisfied or terminated but shall remain in full force and effect for future draws unless terminated upon other grounds.

     This Note is made in accordance with the Loan Agreement. All disbursements under this Note shall be made in accordance with the Loan Agreement.

     If any Event of Default occurs and is continuing, time being of the essence hereof, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of such election, become immediately due and payable in full.

     If this Note becomes in default or payment is accelerated, Borrower agrees to pay to the holder hereof all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.

     This Note shall be governed by and construed in accordance with the laws of the State of Utah.

     Borrower acknowledges that by execution and delivery of this Note Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from this Note. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS IN THE LOAN AGREEMENT, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THIS NOTE. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THIS NOTE MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

     Borrower and all endorsers hereof hereby jointly and severally waive presentment for payment, demand, protest, notice of protest, notice of protest and of non-payment and of dishonor, and consent to extensions of time and waivers without notice and consent to the release of any collateral or any part thereof with or without substitution.
                                   Borrower:

               MITY Enterprises, Inc.

               By: /s/ Bradley T. Nielson
                   ------------------------------------
               Name: Bradley T. Nielson
                Title: Chief Executive Officer

               By: /s/ Paul Killpack
                   ------------------------------------
               Name: Paul Killpack
                Title: Chief Financial Officer


               Broda Enterprises USA, Inc..


               By: /s/ Paul Killpack
                   ------------------------------------
               Name: Paul Killpack
                Title: Secretary


               Mity-Lite, Inc.


               By: /s/ Paul Killpack
                   ------------------------------------
               Name: Paul Killpack
                Title: Chief Financial Officer


                                   EXHIBIT "B"

                       PENDING OR THREATENED LITIGATION


                                      None





                                   EXHIBIT "C"

                            SUBSIDIARIES OF BORROWER


DOMESTIC SUBSIDIARIES

BOCCC, Inc., a Utah corporation (Not included in Borrower)

Broda Enterprises USA, Inc., a Utah corporation

DO Group Holding, Inc., a Utah corporation (Not included in Borrower)

Mity-Lite, Inc.


FOREIGN SUBSIDIARIES

Broda Enterprises, Inc., a Canadian corporation




                                   EXHIBIT "D"


                              ASSUMPTION AGREEMENT

     This Assumption Agreement (the "Agreement") is entered into by and
between Zions First  National Bank ("Lender") and                    ("New
Borrower"). This Agreement is executed pursuant to an Loan Agreement between Lender and MITY Enterprises, Inc. and its Domestic Subsidiaries ("Borrower") dated as of August 21, 2006 (the "Loan Agreement").

     For good and valuable consideration, receipt of which is hereby acknowledged, Lender and New Borrower agree as follows:

     1. Definitions. Except as otherwise provided herein, terms defined in the Loan Agreement shall have the same meanings when used herein.

     2. Loan Documents. The terms of the Loan Documents are incorporated herein. New Borrower assumes all obligations under the Loan Documents, and is hereby added as a party thereto as part of Borrower for all purposes. New Borrower makes all representations and warranties made by Borrower under the Loan Documents unless otherwise specified herein.

     3. Loan Agreement. The terms of the Loan Agreement are incorporated herein. New Borrower assumes all Obligations under the Loan Agreement and the Note, and is hereby added as a Borrower for all purposes under Loan Agreement and the Note. New Borrower makes all representations and warranties made by Borrower under the Loan Agreement unless otherwise specified herein.

     4.     Representations and Warranties.  New Borrower represents and
warrants that New Borrower is a                   organized under the laws of
              and that New Borrower is qualified and in good standing as a foreign corporation in the State of Utah.

     5. Effective Date. The Effective Date, with respect to New Borrower, means the date of this Agreement.


     Dated as of                 .


               Lender:

               Zions First National Bank


     By:
     Name: Jim Stanchfield
     Title: Vice President


     New Borrower:


     -----------------------------

     By:
     Name:
     Title: